Filed Pursuant to Rule 433
Registration Statement No. 333-227001

Enhanced Growth: Booster Notes What are the key features of Booster Notes? ■■ Potential to outperform equity markets in moderately bullish return environments, participate fully in bull markets, and assume similar downside risk to owning equities outright ■■ Senior unsecured debt issued by Royal Bank of Canada (RBC) ■■ Flexibility to be linked to the performance of a broad-based benchmark equity index (the “underlying index”), such as the S&P 500® Index, and/or other underlying indexes, sectors and single stocks ■■ Complement or an alternative to traditional equity investments such as ETFs and mutual funds for their potential for outperformance in moderately bullish return environments Why would an investor purchase Booster Notes? An investor would allocate a portion of their diversified portfolio to Booster Notes if they: ■■ Are moderately bullish on the underlying index during the term of the Booster Note and want to potentially outperform it ■■ Want to fully participate in market gains where the return of the underlying index is greater than the Booster ■■ Are comfortable with their full principal at risk should the level of the underlying index be lower at the maturity of the Booster Note■ Are interested in an investment that may generate long-term capital gain or loss for U.S. federal income tax purposes if they hold the note for more than one year ■■ Are comfortable with assuming the credit risk of the issuer, Royal Bank of Canada ■■ Are comfortable with holding the Notes until their stated maturity Selected Risk Factors ■■ Potential Loss of Principal: Investors will lose some or all of their initial investment if the return of the underlying index is negative at maturity ■■ No Dividends: Investors do not receive dividends paid by the underlying index or its constituent stocks ■■ Limited Secondary Markets: Booster Notes may have a limited or no secondary market. Prior to maturity, the price at which the Notes can be sold, if at all, may be at a substantial discount from the principal amount ■■ Credit Risk: Booster Notes are senior, unsecured debt of the issuer and, as such, any market-linked return and payments at maturity are subject to issuer’s credit risk ■■ Complex Investments: Booster Notes have some complex features and may not be suitable for all investors BOOSTER NOTES – PAYOFF PROFILE AT MATURITY The following illustrates the hypothetical payouts of a Booster Note linked to an underlying index and assumes a +30% Booster. Hypothetical Example Issuer Royal Bank of Canada Term 3 Years Underlying Benchmark Equity Index Upside +30% Booster; 100% uncapped participation thereafter Downside 1:1 (no protection) Underlying PerformanceRedemption at Maturity312 Redemption at Maturity Booster UnderlyingPerformance BOOSTER NOTE: RETURN SCENARIOS AT MATURITY Scenarios Index Return Note Return* Note Payoff Index return is greater than or equal to 0% but less than or equal to the Booster +2% +23% +30% +30% Booster Index return is greater than the Booster +46% +75% +46% +75% Index Performance Index return is negative -20% -60% -20% -60% 1-for-1 loss *Note redemption at maturity equals invested principal increased or reduced by the Note Return These examples are provided for illustrative purposes only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various return scenarios could have on an investors’ return at maturity, assuming all other variables remain constant. The actual performance of the note may bear little relation to the examples shown.

RBC CAPITAL MARKETS ENHANCED GROWTH: BOOSTER NOTES Selected Risk Factors An investment in the Notes involves significant risks that will be explained in the applicable offering documents. Before investing in a Note investors should carefully read the offering documents to understand the potential risks. Some general risk considerations for Notes include, but are not limited to the following: ■ The Notes are unsecured debt obligations of RBC. Investors are dependent on the ability of RBC to pay all amounts due on the Notes, and therefore they are subject to RBC’s credit risk and to changes in the market’s view of the creditworthiness of RBC. ■ Investors could lose some or all of their principal if there is a decline in the level of the underlying index. ■ Notes are typically sold at par and include fees and costs such as commissions, hedging costs and projected profits of RBC or its affiliates. Therefore, the estimated initial value (EIV) of a Note on the issue date will be less than the issue price that an investor pays for the Note. Any EIV of a Note does not represent RBC’s estimate of the future value of the Note, or any price for which an investor may be able to sell it. ■ The Notes will not be listed on any securities exchange. RBC and its affiliates are not obligated to maintain a secondary market and may cease marketmaking activities at any time. Any secondary market may not provide significant liquidity or trade at prices advantageous to the investor. ■ The return on the Notes may be lower than the return investors could earn on other investments during the same term. The return on the Notes may be less than the return investors could earn if it bought a conventional debt security of RBC. ■ Investing in the Notes is not the same as owning the components of the underlying index or a security directly linked to the underlying index or its components. ■ The activities of RBC or its affiliates may conflict with investor’s interests and may adversely affect the value of the Notes. Also an affiliate of RBC will serve as the calculation agent for the Notes who will exercise its judgment when performing its functions. Since the decisions the calculation agent makes will affect the payments on the notes, the calculation agent may have a conflict of interest with respect to such decisions. ■ Many economic and market factors will influence the value of the Notes. ■ Significant aspects of the tax treatment of Notes may be complex and uncertain. Investors should consult with their tax advisor before investing in any Notes to determine the effects of their individual circumstances. ■ The Notes have complex features and may not be suitable for all investors. (1) US$114 billion, as of July 31, 2019, per International Financial Reporting Standards (IFRS) (2) Latest three months ended July 31, 2019 unless otherwise noted. Excludes Corporate Support. These are non-GAAP measures. For additional information, refer to the Royal Bank of Canada Q3 2019 Investor Presentation (3) A credit rating reflects the creditworthiness of RBC is not a recommendation to buy, sell or hold the notes, and may be subject to revision or withdrawal at any time by the assigning rating organization. The ratings do not provide an indication of the expected performance of the notes. The notes themselves will not be independently rated. Each rating should be evaluated independently of any other rating. The information contained herein has been compiled from sources believed to be reliable by RBC Capital Markets or any of its businesses. Neither RBC Capital Markets nor any of its businesses or representatives has undertaken any independent review or due diligence of such sources. RBC Capital Markets is a registered trademark of Royal Bank of Canada. RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE, and SIPC); RBC Dominion Securities, Inc. (member IIROC and CIPF), RBC Europe Limited (authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority), Royal Bank of Canada – Sydney Branch (ABN 86 076 940 880) and RBC Capital Markets (Hong Kong) Limited (regulated by SFC). ® Registered trademark of Royal Bank of Canada. Used under license. © Copyright 2019. All rights reserved. This document is for infomational purposes only and is not intended to set forth a final expression of the terms and conditions of any offering. Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for any offering to which this document relates. Before you invest, you should read those documents and the other documents relating to the offering that we have filed with the SEC for more complete information about us and the offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in the offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301. 11/19 19-237A rbccm.com About Royal Bank of Canada (RBC) ■■ 5th largest bank in N. America, by market capitalization1 ■■ Well-diversified, global financial institution with over 86,000 employees in 40+ countries servicing over 16 million clients ■■ Approximately US$1.4trillion in total assets2■■ One of the highest rated banks globally (S&P AA- / Moody’s Aa2)3